As filed with the Securities and Exchange Commission on August 27, 2008
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WORLD ACCEPTANCE CORPORATION
(Exact name of Registrant, as specified in its charter)

South Carolina	57-0425114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

108 Frederick Street, Greenville, South Carolina 29607
(Address of Principal Executive Offices)

World Acceptance Corporation 2008 Stock Option Plan
(Full Title of the plan)

Judson K. Chapin, III
Vice President, Secretary and General Counsel
World Acceptance Corporation
108 Frederick Street
                     Greenville, South Carolina 29607
(Name and Address of Agent for Service)

                                   (864) 298-9800
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Patrick S. Bryant
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
(704) 377-2536

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value per share	1,000,000	(1)	$37.40	$37,400,000	$1,469.82	(2)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also shall cover any additional shares of common stock that become issuable under the World Acceptance Corporation 2008 Stock Option Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the Registrant.

(2) Calculated solely for purposes of this offering in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on August 25, 2008.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as amended by Forms 10-K/A filed June 2, 2008 and June 11, 2008;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(c) the Registrant’s Current Report on Form 8-K filed July 29, 2008; and

(d) the description of the Company’s common stock, no par value per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 18, 1991, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed incorporated by reference into this registration statement to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference into this registration statement any information furnished under either Item 2.02 or 7.01 (or any exhibits relating thereto) in any Current Report on Form 8-K either listed above or filed or furnished subsequent to the date of this registration statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts And Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 33-2-102(e) of the South Carolina Business Corporation Act of 1988 (the “Business Corporation Act”) enables a corporation that has a class of voting shares registered pursuant to Section 12 of the Exchange Act to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve gross negligence, intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 33-8-330 of the Business Corporation Act (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant’s second amended and restated articles of incorporation contain provisions limiting the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

Sections 33-8-500 to 33-8-580 of the Business Corporation Act provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, in the case of criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A South Carolina corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s second amended and restated articles of incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the Business Corporation Act.

Section 33-8-570 of the Business Corporation Act authorizes the Registrant to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant. The Registrant has obtained policies insuring its directors and officers and directors and officers of its subsidiary companies, and the Registrant and its subsidiary companies to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Filed herewith(*) or Incorporated by Reference from Previous Exhibit Number	Registrant Reg. No. or Report

4.1	Articles 3, 4 and 5 of the Registrant’s Second Amended and Restated Articles of Incorporation, as amended	3.1	Registration Statement on Form S-8 (SEC File No. 333-107426)

Exhibit Number	Description	Filed herewith(*) or Incorporated by Reference from Previous Exhibit Number	Registrant Reg. No. or Report

4.2	Article II, Section 9 of the Registrant’s Fourth Amended and Restated Bylaws	99.1	Form 8-K filed August 3, 2007 (SEC File No. 0-19599)

4.3	Specimen Stock Certificate	4.1	Registration Statement on Form S-1 (SEC File No. 33-42879)

5.1	Opinion of Robinson, Bradshaw & Hinson, P.A.	*

23.1	Consent of KPMG LLP	*

23.2	Consent of Robinson, Bradshaw & Hinson, P.A. (included in Exhibit 5.1)	*

24.1	Power of Attorney (included in signature page)	*

99.1	World Acceptance Corporation 2008 Stock Option Plan	Appendix A	Schedule 14A filed June 30, 2008

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on August 25, 2008.

WORLD ACCEPTANCE CORPORATION

By:	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Chief Executive Officer

By:	/s/ Kelly M. Malson
Kelly M. Malson
Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kelly M. Malson and Judson K. Chapin, III and each one of them, acting individually and without the other, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to do any and all acts and things which either of them may deem necessary or advisable in connection with, and to sign any and all amendments to, this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Alexander McLean, III	Chairman of the Board and	August 25, 2008
A. Alexander McLean, III	Chief Executive Officer (Principal Executive Officer)

/s/ Kelly M. Malson	Vice President and	August 25, 2008
Kelly M. Malson	Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ Mark C. Roland	Director	August 25, 2008
Mark C. Roland

Signature	Title	Date

/s/ Ken R. Bramlett, Jr.	Director	August 25, 2008
Ken R. Bramlett, Jr.

/s/ James R. Gilreath	Director	August 25, 2008
James R. Gilreath

/s/ William S. Hummers, III	Director	August 25, 2008
William S. Hummers, III

/s/ Charles D. Way	Director	August 25, 2008
Charles D. Way

/s/ Darrell E. Whitaker	Director	August 25, 2008
Darrell E. Whitaker